Exhibit 2.1
SATISFACTION OF NOTE AND AMENDMENT TO STOCK PURCHASE AGREEMENT
     This Satisfaction of Note and Amendment to Stock Purchase Agreement (this “Amendment”), dated as of the 14th day of August, 2007 and effective as of June 30, 2007 (the “Effective Date”), is made and entered into by and among Fireline Restoration, Inc., a Florida corporation (“Fireline”), Brian Marshall as the sole shareholder of Fireline (the “Shareholder”), and Home Solutions of America, Inc., a Delaware corporation (“Purchaser”).
R E C I T A L S:
     A. Fireline, the Shareholder and Purchaser entered into that certain Stock Purchase Agreement dated July 31, 2006 and effective as of July 1, 2006 (the “Purchase Agreement”), pursuant to which Purchaser acquired all of the capital stock of Fireline (the “Fireline Shares”); subject to the terms and conditions of the Purchase Agreement.
     B. In partial consideration for the Fireline Shares, Purchaser issued to the Shareholder, that certain Promissory Note in the principal amount of U.S. Twenty-One Million Six Hundred Fifty Thousand and NO/100 Dollars ($21,650,000.00) (the “Note”).
     C. Pursuant to Section 4.13 of the Purchase Agreement, the Shareholder and Fireline made certain representations and warranties with respect to the collection of approximately $27 million in accounts receivable of Fireline existing on June 30, 2006, including, without limitation, with respect to the collection of approximately $19 million in certain accounts receivable that are in receivership with the Florida Insurance Guaranty Association (“FIGA”) and approximately $8 million in additional accounts receivable.
     D. As of the Effective Date, the accounts receivable that are in receivership with FIGA are equal to approximately $42 million (the “FIGA Receivables”).
     E. The parties now desire that: (i) in full and final satisfaction of the Note and all indebtedness evidenced thereby, including all outstanding principal and all unpaid accrued interest through the Effective Date, the Shareholder shall receive the right to receive a portion of the proceeds from the collected FIGA Receivables, as further set forth herein; and (ii) the Note, having been satisfied and paid in full, shall be cancelled.
     F. By this Amendment, Fireline, the Shareholder and Purchase desire to amend the Purchase Agreement and to provide for the Note to be satisfied in full, pursuant to the terms and conditions set forth herein.
A G R E E M E N T:
      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Definitions. Capitalized terms not defined in this Amendment shall have the meanings given to such terms in the Purchase Agreement.
     2. Effective Date of Amendment. This Amendment and its terms and conditions are effective for accounting and tax purposes as of the Effective Date.
     3. Escrow. All proceeds of the FIGA Receivable shall be deposited into escrow with a party or third party mutually acceptable to the parties (the “Escrow Agent”) pursuant to an escrow agreement executed by the Escrow Agent, Purchaser, Fireline and the Shareholder (the “Escrow Agreement”), which shall provide that the Escrow Agent shall collect the FIGA Receivables and distribute the proceeds therefrom pursuant to the order of payment set forth in Section 4 below.
     4. Collections; Proceeds. The proceeds of the collected FIGA Receivables shall be disbursed by the Escrow Agent as follows:
     (a) First, to pay all outstanding costs of collection with respect to the FIGA Receivables;
     (b) with respect to the next $9,000,000 collected, 100% to Fireline;
     (c) with respect to the next $21,650,000 collected, 100% to the Shareholder;
     (d) with respect to all proceeds collected from the FIGA Receivables over and above the proceeds distributed pursuant to the foregoing clauses (a), (b) and (c) of this Section 4, 100% to Fireline.
     5. Audit Rights. The Purchaser shall conduct an audit in good faith of the collections of the FIGA Receivables and the Fireline accounts receivable prior to the distribution of proceeds from escrow. The Escrow Agreement shall provide that the Escrow Agent is not entitled to release any proceeds from the collected FIGA Receivables unless and until such audit has been completed to the satisfaction of Purchaser and Purchaser has determined that no material adjustments are necessary.
     6. No Interest. No party hereto is entitled to receive any interest from any other party hereto with respect to the FIGA Receivables.
     7. Ownership of and Rights to Accounts Receivable. Fireline and/or Purchaser shall retain ownership of, and all rights with respect to, all accounts receivable of Fireline other than the Shareholder’s right to receive a portion of the proceeds of the collected FIGA Receivables pursuant to and in accordance with the provisions of this Amendment.
     8. Vista/DelMar Receivables. Section 7.16 of the Purchase Agreement is hereby deleted in its entirety.

     9. Indemnity of Accounts Receivable. Purchaser hereby waives its indemnity right under Section 10.02 of the Purchase Agreement solely as such right relates to Shareholder’s obligation under such Section to indemnify Purchaser for any breach of Section 4.13 of the Purchase Agreement. Notwithstanding the foregoing sentence and anything else to the contrary contained herein, subject to Section 7 of this Amendment, all other indemnity rights of Purchaser under Section 10.02 of the Purchase Agreement or otherwise remain in full force and effect and are not effected by this Amendment.
     10. Indemnity Amendment. The last sentence of Section 10.02 of the Purchase Agreement is hereby deleted in its entirety and modified, replaced and superseded with the following sentences:
“Notwithstanding the foregoing, in no event except as specifically set forth below shall Purchaser claim an aggregate amount of losses otherwise subject to indemnification against Shareholder which exceeds the 200,000 Escrow Shares which remain subject to escrow after the Effective Date; provided, however that any indemnity claim by Purchaser for (i) any breach of any representation, warranty, covenant, obligation or agreement of Fireline or Shareholder contained in Sections 4.03, 4.26 or 4.30 of the Purchase Agreement or the first sentence of Section 4.06 of the Purchase Agreement, or (ii) any claim by a current or former employee relating to acts or omissions arising on or before June 30, 2006, shall be unlimited in amount. Amounts payable to Shareholder hereunder may be offset by Purchaser with amounts owed to Purchaser pursuant to this Section 10.02.”
     11. Indemnity of Liens. The Shareholder represents and warrants that the FIGA Receivables are free and clear of all liens (statutory or other) of any kind or nature whatsoever (“FIGA Liens”). The Shareholder hereby agrees to indemnify, defend and hold Purchaser and Fireline harmless from and against, and reimburse Purchaser and Fireline for, any and all claims, losses, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees) that may be incurred by Purchaser and/or Fireline arising from or relating to any such FIGA Liens.
     12. Obligation of Purchaser and Fireline. The obligation of Purchaser and Fireline to consummate the transactions contemplated by this Amendment shall be subject to the fulfillment, at or prior to the Effective Date, of the following conditions:
     (a) The Shareholder shall have delivered to Purchaser and Fireline, a duly executed original of this Amendment.
     (b) The Shareholder shall have conspicuously marked the first page of the original Note with the following legend and shall have executed the legend to attest to the cancellation of the Note:
ALL INDEBTEDNESS EVIDENCED BY, THIS NOTE, INCLUDING PRINCIPAL AND INTEREST, HAS BEEN PAID IN FULL IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THAT CERTAIN AMENDMENT TO STOCK

PURCHASE AGREEMENT AND NOTE DATED AS OF AUGUST ___, 2007, AND IN ACCORDANCE WITH SUCH AMENDMENT, THIS NOTE IS HEREBY CANCELLED.
     Signed:           /s/ Brian Marshall
                    Brian Marshall, Shareholder
     (c) The Shareholder shall have delivered to Purchaser, the original Note marked with the legend and signature of the Shareholder attesting to such legend pursuant to Section 5(b) of this Amendment.
     (d) Purchaser shall have obtained the written consent of its lender, Texas Capital Bank (“TCB”), to the transactions contemplated by this Amendment. Purchaser, Shareholder and Fireline shall have entered into any and all agreements, and shall have complied with all conditions precedent, required by TCB in connection with obtaining its consent.
     (e) A committee of the Board of Directors of Purchaser consisting entirely of independent directors shall have approved the transactions contemplated hereby.
     (f) The Escrow Agent and the Shareholder shall have delivered to the Purchaser and Fireline, a duly executed original of the Escrow Agreement, and the terms and conditions of such Escrow Agreement shall be consistent with the terms and conditions of this Amendment and shall otherwise be satisfactory to Purchaser and Fireline in all respects.
     (g) The Shareholder shall have executed such other documents, agreements and certificates, and complied with each request of Purchaser and Fireline, as are reasonably required by Purchaser and/or Fireline to accomplish the transactions contemplated hereby.
     13. Obligation of Shareholder. The obligation of the Shareholder to consummate the transactions contemplated by this Amendment shall be subject to the fulfillment, at or prior to the Effective Date, of the following conditions:
     (a) Purchaser and Fireline shall have delivered to the Shareholder, a duly executed original of this Amendment.
     (b) The Escrow Agent, the Purchaser and Fireline shall have delivered to the Shareholder, a duly executed original of the Escrow Agreement, and the terms and conditions of such Escrow Agreement shall be consistent with the terms and conditions of this Amendment and shall otherwise be satisfactory to the Shareholder in all respects.
     (c) Purchaser and Fireline shall have executed such other documents, agreements and certificates, and complied with each request of the Shareholder, as are reasonably required by Purchaser and Fireline to accomplish the transactions contemplated hereby.
     14. Ratification of Purchase Agreement. Except as expressly amended as set forth in this Amendment, the Purchase Agreement remains unmodified and is hereby ratified and confirmed in all respects. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power, or remedy of Purchaser, the Shareholder or Fireline under the Purchase Agreement.
     15. Severability. If any provision of this Amendment shall be held invalid under any applicable laws, then all other terms and provisions of this Amendment shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.
     16. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.
     17. Amendments; Waivers. No amendment or waiver of any provision of this Amendment nor consent to any departure by any party herefrom, shall in any event be effective unless the same shall be in writing and signed by the party affected thereby, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     18. No Third Party Beneficiaries. Nothing contained herein, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest and permitted assigns any rights or remedies under or by reason of this Amendment.
     19. ENTIRE AGREEMENT. THE AMENDMENT CONSTITUTES THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
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     IN WITNESS WHEREOF, this Amendment has been executed and delivered on this the 14th day of August, 2007, effective for all purposes as of the Effective Date.

FIRELINE:	FIRELINE RESTORATION, INC.
	By:	/s/ Brian Marshall
		Name:	Brian Marshall
		Title:	President

SHAREHOLDER:
/s/ Brian Marshall
Brian Marshall, Individually

PURCHASER:	HOME SOLUTIONS OF AMERICA, INC.
	By:	/s/Frank J. Fradella
		Name:	Frank J. Fradella
		Title:	Chief Executive Officer